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                                                                  Exhibit (5)(a)


                         INVESTMENT ADVISORY AGREEMENT
                         -----------------------------

     THIS AGREEMENT dated as of December 1, 1998,/1/ between HILLIARD LYONS GROWTH FUND, INC., a Maryland corporation ("Fund"), and HILLIARD LYONS INVESTMENT ADVISORS ("Adviser"), a division of J.J.B. Hilliard, W.L. Lyons, Inc., a Kentucky corporation.

                                  WITNESSETH:
                                  -----------

     WHEREAS, the Fund desires to retain the Adviser to render certain specified investment advisory services to the Fund and the Adviser is willing to render such services.

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties agree as follows:

     1.   Services of Adviser.

          1.1 The adviser will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. The Adviser will determine from time to time what securities shall be purchased for the Fund and what securities shall be held or sold by the Fund, subject to the provisions of the Fund's Articles of Incorporation and Bylaws and of the Investment Company Act of 1940 (the "1940 Act"), and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Directors of the Fund may from time to time establish and convey.


          1.2 Subject to the general supervision of the Board of Directors of the Fund, the Adviser will provide certain administrative services to the Fund. In this regard, the Adviser will, to the extent not required to be provided by others pursuant to the Fund's custodian agreement or transfer agent agreement,
(i) provide supervision of all aspects of the Fund's operations not incorporated in section 1.1 above; (ii) provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund; (iii) arrange for, at the Fund's expense, (A) the preparation for the Fund of all required tax returns, (B) the preparation and submission of reports to existing stockholders, and (C) the periodic updating of the Fund's prospectus and statement of additional information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities; and (iv) provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery and office supplies.


          1.3 The Adviser will maintain all books and records with respect to the Fund's securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the Fund's

________________________

     /1/The Agreement will be executed and become effective upon the later of
(a) the closing of the transactions contemplated by the Agreement and Plan of Merger by and between Hilliard-Lyons, Inc. and PNC Bank Corp. or (b) approval by the shareholders of the Fund.
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custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 under the 1940 Act.

          1.4 The Adviser will keep the Fund informed of developments materially affecting the Fund's portfolio and, in addition to providing the Fund with statistical or other information the Fund may reasonably request with respect to its investments.

     2.  Fees and Expenses

          2.1 The Fund will pay the Adviser an investment advisory fee of 0.80% per annum of the Fund's average daily net assets. This fee shall be accrued daily and paid on the first business day of each January, April, July and October for services performed the preceding quarter. Upon any termination of this Agreement before the end of a quarter, the fee for such part of that quarter shall be calculated through the date of termination and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's prospectus and statement of additional information.

          2.2 The Adviser shall bear all expenses of its employees and overhead incurred by it in connection with its duties under this Agreement. The Adviser will also pay all salaries and fees of the Fund's directors and officers who are interested persons (as such term is defined in the 1940 Act) of the Adviser.

          2.3 The Fund assumes and shall pay all expenses of the Fund not set forth in Section 2.2 including, without limitation: (i) the reimbursements payable to the Distributor under the Distribution Plan for expenses incurred in connection with the offering and sale of shares of the Fund, (ii) the salaries and fees of the Fund's directors who are not interested persons and of officers and employees who are not affiliated with the Adviser, (iii) the fees and expenses of the Fund's custodian and transfer agent, (iv) the fees and expenses of the Fund's legal counsel and independent auditors, (v) brokerage and commission expenses, (vi) all federal, state, local and foreign taxes and corporate fees payable by the Fund to governmental agencies, including any issue or transfer taxes chargeable to the Fund in connection with its securities transactions, (vii) the dues, fees and other charges of any trade association of which the Fund is a member, (viii) the cost of fidelity and liability insurance,
(ix) reimbursement of the organization expenses of the Fund and the fees and expenses involved in registering and maintaining registration of the Fund and of its shares with the Securities and Exchange Commission and registering the Fund as a broker or dealer and qualifying its shares under state securities laws, including the preparation and printing of the Fund's registration statement and prospectus for such purposes, (x) costs incurred in having the Fund's net asset value computed at the times and in the manner specified in the Fund's prospectus and statement of additional information, (xi) all expenses of stockholders' and directors' meetings and preparing, printing and mailing prospectuses, statements of additional information, reports and proxy materials to existing stockholders, and (xii) such non-recurring or extraordinary expenses as may arise outside the ordinary course of the Fund's business, including litigation affecting the Fund and the legal obligation the Fund may have to indemnify its officers and directors and, in certain situations, the Distributor, with respect thereto. The Fund shall not be required to pay expenses of activities which are primarily intended to result in sales of shares of the Fund other than as provided for in any Rule 12b-1 Distribution Plan adopted by the Fund.

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          2.4  If, in any fiscal year, the sum of the Fund's operating expenses
(including the investment advisory fee payable pursuant to section 2.1 hereof, but excluding taxes, interest, brokerage commissions relating to the purchase or sale of portfolio securities and extraordinary expenses such as for litigation) exceeds the expense limitations, if any, applicable to the Fund imposed by state securities administrators, as such limitations may be modified from time to time, the Adviser shall reimburse the Fund in the amount of such excess to the extent required by such expense limitations, provided that the amount of such reimbursement shall not exceed the amount of the Adviser's investment advisory fee during such fiscal year.

          2.5 In addition to the foregoing, the Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder and/or undertake to reimburse the Fund for a portion of its operating expenses not otherwise required to be borne or reimbursed by the Adviser. Any such fee reduction or undertaking may be discontinued or modified by the Adviser at any time.

     3.   Liability.

          3.1 Neither the Adviser nor any of its officers, directors or employees shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (i) that the Adviser shall be under a fiduciary duty with respect to receipt of compensation for services pursuant to Section 36 of the 1940 Act, and shall therefore be liable for a loss resulting from a breach of such fiduciary duty (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or (ii) for a loss resulting from willful misfeasance, bad faith or gross negligence on its or their part in the performance of, or from reckless disregard by it or them of, its or their obligations and duties under this Agreement.

          3.2 Any person, even though also employed by the Adviser, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Adviser.

     4. Services Not Exclusive. It is understood that the services of the Adviser are not deemed to be exclusive, and nothing in this Agreement shall prevent the Adviser or any of its affiliates from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Adviser desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will, to the extent feasible, be allocated among the Fund and such clients in a manner believed by the Adviser to be equitable to such clients and the Fund. However, it cannot be expected that all of the Adviser's clients, including the Fund, will receive equal treatment at all times.

     5. Brokerage. The Adviser shall employ securities brokers that, in its judgment, will implement the policy of the Fund to seek the best execution of its portfolio transactions at reasonable expenses. For purposes of this Agreement, "best execution" shall mean prompt, efficient and reliable execution at the most favorable price obtainable. In making this determination, the Adviser shall take into consideration a number of factors including, but not limited to, the overall net economic results to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the specific transaction is

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effected, the ability to effect the transaction at all where a large block is involved, the known practices of brokers and their availability to execute possibly difficult transactions in the future and the financial strength and stability of the broker. Under such conditions as may be specified by the Fund's Board of Directors in the interest of its stockholders and to ensure compliance with applicable law and regulations, the Adviser may (a) subject to the restrictions of the 1940 Act, place orders for the purchase and sale of portfolio securities for the Fund's account with J.J.B. Hilliard, W.L. Lyons, Inc.; and (b) pay commissions to brokers other than J.J.B. Hilliard, W.L. Lyons, Inc. that are higher than might be charged by another qualified broker to obtain brokerage and/or research services considered by the Adviser to be useful or desirable in the performance of the Adviser's duties hereunder and for the investment management of other advisory accounts over which the Adviser or the Adviser's affiliates exercise investment discretion.

     6. Name of Fund. The Fund may use any name including or derived from the name of "J.J.B. Hilliard, W.L. Lyons, Inc." in connection with the Fund only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. The Fund agrees that any name including or derived from the name "J.J.B. Hilliard, W.L. Lyons, Inc." may freely be used by the Adviser for any purpose including other investment companies, entities, products or services. Upon the termination of this Agreement, the Fund shall promptly take all necessary and appropriate action to change its name to one that does not include and is not derived from the name J.J.B. Hilliard, W.L. Lyons, Inc.; provided, however, that the Fund may continue to use such name if the Adviser consents in writing to such use.

     7.   Miscellaneous.

          7.1 This Agreement shall become effective on the date hereof. It shall continue in effect until two years from the date on which this Agreement is executed, and thereafter from year to year only so long as such continuance is specifically approved at least annually by (i) the Fund's directors or (ii) a vote of a majority of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the directors who are not interested persons of any party thereto, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days written notice, by the Fund's directors or by vote of holders of a majority of the Fund's outstanding voting securities, or upon 60 days written notice by the Adviser. This Agreement will also terminate automatically in the event of its assignment.

          7.2 As used herein, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

          7.3 This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

          7.4 The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          7.5 If any provisions of this Agreement shall be held or made invalid, in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual

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consent of the parties with such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

          7.6 The Adviser shall be entitled to rely on any notice or other communication believed by it to be genuine and correct and to have been sent to it by or on behalf of the Fund.

          7.7 This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Fund, and (ii) the vote of a majority of those directors of the Fund who are not interested persons of the Adviser cast in person at a meeting called for the purpose of voting on such approval.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                       HILLIARD LYONS GROWTH FUND, INC.


                                       By:    /s/ Joseph C. Curry, Jr.
                                              ------------------------

                                       Title: Treasurer and Secretary
                                              -----------------------


                                       HILLIARD LYONS INVESTMENT ADVISORS


                                       By:    /s/ SAMUEL C. HARVEY
                                              --------------------

                                       Title: Executive Vice-President
                                              ------------------------


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